Exhibit 8.2

November 14, 2025

Olympic Bancorp, Inc.
619 Bay Street
Port Orchard, Washington 98366

Ladies and Gentlemen:

We have acted as counsel to Olympic Bancorp, Inc., a Washington corporation (the “Company”), in connection with the Agreement and Plan of Merger dated September 25, 2025 (the “Merger Agreement”), by and between the Company and Heritage Financial Corporation, a Washington corporation (the “Acquiror”), pursuant to which the Company will merge with and into the Acquiror with the Acquiror surviving the merger (the “Merger”). Capitalized terms not defined herein shall have the meanings ascribed to them (or defined by reference) in the Merger Agreement.

In connection with the opinions set forth herein, we have examined and relied on originals or copies, certified, or otherwise identified to our satisfaction, of (i) the Merger Agreement; (ii) the registration statement on Form S-4 (as amended or supplemented through the date hereof), which includes a Proxy Statement/Prospectus (collectively, the “Proxy Statement”), filed with the Securities and Exchange Commission (the “SEC”); (iii) the representation letters of the Company and the Acquiror delivered to us for purposes of rendering our opinion stated herein; and (iv) such other documents, certificates and records we have deemed necessary or appropriate as a basis for the opinions set forth herein (all documents described in this sentence are collectively referred to as the “Documents”).

In addition to our review of the Documents and in connection with the Merger, we assume as accurate, the following:

1.The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement;

2.All Documents are true, complete and correct in all respects and will remain true, compete and correct at all times up to and including the Effective Time, and such Documents that are required to be authorized, executed or delivered, have been duly authorized, executed and delivered, as applicable;

3.All of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without

November 14, 2025

undertaking to verify such information, facts, statements, representations or covenants by independent investigation) are true, complete and correct and will remain true, compete and correct at all times up to and including the Effective Time;

4.The respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents; and

5.None of the terms and conditions contained in any of the Documents has been or will be breached, waived or modified in any respect.

Our opinions are based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “Service”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinions herein. Additionally, our opinions are not binding on the Service or any court, and no assurance can be given that the Service will not assert, or that a court will not sustain, a position contrary to our opinions.

Subject to the qualifications, exceptions and limitations described herein and based on the assumptions described above, we are of the opinion that: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; each of the Acquiror and the Company will be a party to such reorganization within the meaning of Section 368(b) of the Code; and no gain or loss will be recognized by holders of the Company common stock upon receipt of shares of the Acquiror common stock, except to the extent of any cash received in lieu of fractional shares of the Acquiror common stock; and (ii) the descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. federal income tax consequences of the merger” are correct in all material respects.

Our opinions are limited to the federal income tax matters described above and do not address any other federal income tax considerations, or any state, local, foreign or other tax considerations. Except as set forth above, we express no other opinions, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. This opinion letter is delivered, and the opinions expressly contained herein are given, as of the date hereof, and we are under no obligation to supplement or revise our opinions to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein, and, as of the Effective Time, our opinions may change.

November 14, 2025

We consent to the discussion of this opinion letter in the Proxy Statement in the section under the caption “Material U.S. federal income tax consequences of the merger” and to the filing of a copy of this opinion letter as an exhibit thereto. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the SEC thereunder.

Very Truly Yours,

/s/ Otteson Shapiro LLP

OTTESON SHAPIRO LLP